UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 1, 2007 (September 25, 2007)

THE NASDAQ STOCK MARKET, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	000-32651	52-1165937
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Liberty Plaza New York, New York		10006
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number including area code: (212) 401-8700

No change since last report

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On September 25, 2007, Nasdaq, through its wholly-owned subsidiary Nightingale Acquisition Limited (“Nightingale”), completed its previously-announced sale of 28% of the share capital of the London Stock Exchange Group plc (“LSE”) to Borse Dubai Limited (“Borse Dubai”) for approximately $1.6 billion in cash. On September 28, 2007, Nasdaq used approximately $1.1 billion of the proceeds from this transaction to repay in full and terminate the following agreements (collectively, the “Credit Agreements”): (i) the Amended and Restated Credit Agreement, dated as of May 19, 2006, by and among, Nasdaq as borrower, the lenders party thereto and Bank of America, N.A., as administrative agent, swingline lender and issuing bank and (ii) the Amended and Restated Term Loan Credit Agreement, dated as of May 19, 2006, by and among, Nasdaq as borrower, Nightingale, as additional borrower, the lenders party thereto and Bank of America Bridge LLC, as administrative agent.

The terms and conditions of the Credit Agreements are set forth in Nasdaq’s Form 8-K dated May 24, 2006.

In conjunction with the termination of the Credit Agreements, Nasdaq also terminated the following additional agreements (the “November Credit Agreements”), which had never become effective: (i) the Credit Agreement, dated as of November 20, 2006, among Nasdaq and the other parties thereto, (ii) the Term Loan Credit Agreement, dated as of November 20, 2006, among Nasdaq, Nightingale and the other parties thereto and (iii) the Bridge Loan Agreement, dated as of November 20, 2006, among Nasdaq, Nightingale and the other parties thereto. The terms and conditions of the November Credit Agreements are set forth in Nasdaq’s Form 8-K dated November 27, 2006.

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The sale of the LSE shares to Borse Dubai obligated Nasdaq to repay the Credit Agreements in full. See the discussion above under Item 1.02, which is incorporated by reference herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE NASDAQ STOCK MARKET, INC.

By:	/s/ Edward S. Knight
Name: Title:	Edward S. Knight Executive Vice President and General Counsel

Dated: October 1, 2007